EXECUTION VERSION
ALTI GLOBAL, INC.
CERTIFICATE OF DESIGNATIONS
OF
SERIES B PARTICIPATING CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), AlTi Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, does hereby certify:
That, Article Fourth of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides that the total number of shares of stock which the Corporation shall have the authority to issue shall include ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and that Article Fourth Section B of the Certificate of Incorporation authorizes the Board of Directors of the Corporation (the “Board”), by resolution thereof, to provide from time to time out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series.
That, pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board duly adopted the following resolution, effective [], 2024, designating a new series of Preferred Stock titled “Series B Participating Convertible Preferred Stock”:
RESOLVED, that the Board previously authorized and created a series of preferred stock designated as the Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, consisting of seven hundred and ninety-five thousand, nine hundred and forty-six and eighty-five one-hundredths (795,946.85) of the ten million (10,000,000) shares of preferred stock which the Corporation had authority to issue;
RESOLVED, that pursuant to authority expressly granted to and vested in the Board and pursuant to the provisions of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board hereby authorizes and creates a series of preferred stock, herein designated as the Series B Participating Convertible Preferred Stock, par value $0.0001 per share, which shall consist of [] of the [] ([]) shares of preferred stock which the Corporation now has authority to issue, following the authorization and creation of the Series A Cumulative Convertible Preferred Stock, and the Board hereby fixes the powers and preferences and the relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the Series B Participating Convertible Preferred Stock as follows:
Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means, as to any Person, any other Person that, directly or, through one or more intermediaries, is controlling, controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For clarity, the Corporation and its Subsidiaries shall not be deemed to be Affiliates of a Holder or any of its Affiliates.
“Automatic Conversion” has the meaning set forth in Section 7(b).
“Automatic Conversion Notice” has the meaning set forth in Section 7(b).
“Beneficial Ownership,” “Beneficially Own” and similar terms mean “beneficial owner” as determined within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor provision thereto. For purposes of determining beneficial ownership, shares of Class A Common Stock into which shares of any class or series of Preferred Stock may be convertible, irrespective of any condition to such conversion set forth in the preferred stock designations that may be in effect, if any, shall be deemed beneficially owned by the holder of such share of Preferred Stock.
“Board” has the meaning set forth in the Preamble hereof.
“Business Day” means any day on which the Class A Common Stock may trade on a Trading Market, or, if not admitted for trading, any day other than a Saturday, Sunday or any day that shall be a legal holiday or a day on which banking institutions in New York City are authorized or required by law or other governmental action to close.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, effective April 19, 2023, as amended.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.
“Certificate of Designations” means this Certificate of Designations of Series B Participating Convertible Preferred Stock.
“Certificate of Incorporation” has the meaning set forth in the Preamble hereof.
“Change of Control” means the occurrence of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation, its wholly owned Subsidiaries and the employee benefit plans of the Corporation and its wholly owned Subsidiaries, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing, or with respect to whom it otherwise becomes known (through public disclosure or otherwise) to the Corporation, that such person or group has obtained, directly or indirectly, Beneficial Ownership of more than fifty percent (50%) of the total voting power of the outstanding capital stock of the Corporation;
(b)     the merger or consolidation of the Corporation or other similar transaction with or into another Person or the merger or consolidation of another Person with or into the Corporation, and, immediately after giving effect to such transaction, less than fifty percent (50%) of the total voting power of the outstanding Capital Stock of the surviving or resulting Person is beneficially owned in the aggregate by the stockholders of the Corporation immediately prior to such transaction; or

(c)    the sale, assignment, conveyance, transfer or lease or other disposition of all or substantially all of the assets or properties (including Capital Stock of Subsidiaries) of the Corporation (determined on a consolidated basis) to another Person, or other recapitalization or reclassification, other than as a result of a transaction in which, in the case of a sale, transfer or lease of all or substantially all of the assets of the Corporation is to a Subsidiary or a Person that becomes a Subsidiary of the Corporation.
“Charter Amendment” means an amendment to the Corporation’s Certificate of Incorporation, to authorize and designate a new class of non-voting common stock titled “Class C Non-Voting Common Stock”, to be proposed to be adopted by the stockholders of the Corporation after the Original Issue Date.
“Charter Amendment Approval Date” has the meaning set forth in Section 7(a).
“Class A Common Stock” means the Corporation’s Class A Common Stock, par value $0.0001 per share.
“Corporation” has the meaning set forth in the Preamble hereof.
“DGCL” has the meaning set forth in the Preamble hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Approvals” means any authorization, consent, approval, license, exemption, registration or filing with, or report or notice to any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official, instrumentality or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, that, to the fullest extent permitted by law, no Person that has received by transfer shares of Series B Preferred Stock in violation of this Certificate of Designations or any other agreement to which the Corporation is a party and by which the Holder is bound, including but not limited to the Investor Rights Agreement, shall be a Holder, and the Corporation shall not recognize any such Person as a Holder, and the Person in whose name the shares of the Series B Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Investor Rights Agreement” means the Investor Rights Agreement dated as of [], 2024 by and between the Corporation and Allianz Strategic Investments S.à.r.l., as it may be amended or modified from time to time.
“IRS” means the United States Internal Revenue Service.
“Junior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, rank junior to the Series B Preferred Stock.
“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that a consolidation, merger or share exchange which does not involve a substantial distribution by the Corporation of cash or other property to the holders of Class A Common Stock shall not be deemed a Liquidation.

“Majority of the Series B Preferred Stock” means more than fifty (50%) percent of the then-outstanding shares of the Series B Preferred Stock.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Non-Voting Class C Common Stock” means, once authorized and issued in accordance with the Charter Amendment, the Corporation’s Class C Non-Voting Common Stock, par value $0.0001 per share, which following the 20% Approval shall automatically convert, subject to the Ownership Cap, into an equivalent number of shares of Class A Common Stock.
“Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock is issued.
“Ownership Cap” means, with respect to any Holder, together with its Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, including Rule 13d-5, (a) unless and until the Stockholder Approval has been duly obtained, Beneficial Ownership equal to 19.9% of the issued and outstanding shares of Class A Common Stock plus Class B Common Stock (calculated as (i) the Maximum Potential Issuance, as that term is currently used by Nasdaq for purposes of Nasdaq Rule 5635 (ii) divided by the pre-transaction issued and outstanding shares of Class A Common Stock plus Class B Common Stock) as of the end of the Trading Day immediately preceding the Original Issue Date (i.e., [] shares of Class A Common Stock and [] shares of Class B Common Stock) (the “19.9% Cap”) or (b) at any time after the Stockholder Approval has been duly obtained, Beneficial Ownership equal to 24.9% of the issued and outstanding shares of Class A Common Stock plus Class B Common Stock (calculated as (i) the voting power of all securities issued or potentially issuable (ii) divided by the pre-transaction issued and outstanding shares of Class A Common Stock plus Class B Common Stock) as of the end of the Trading Day immediately preceding the Conversion Date or Dividend Payment Date, as applicable, (the “24.9% Cap”) in each case as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar transactions; provided that the 24.9% Cap may be waived without the further approval of stockholders of the Corporation if (i) the Board expressly authorizes such waiver and (ii) the Holder provides its written consent to the Corporation in respect of such waiver; provided, further, that such waiver shall only become effective once any required consents of customers of the Corporation and its Subsidiaries pursuant to the Investment Advisers Act of 1940 are obtained.
“Parity Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks on a parity basis with the Series B Preferred Stock, including but not limited to Class A Common Stock, Class B Common Stock and Non-Voting Class C Common Stock.
“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.
“Preferred Stock” has the meaning set forth in the Preamble hereof.
“Senior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, rank senior to the Series B Preferred Stock, including but not limited to Series A Preferred Stock.

“Series A Preferred Stock” means the series of non-voting preferred stock created and designated as the Corporation’s Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share.
“Series B Preferred Stock” shall have the meaning set forth in Section 2.
“Stockholder Approval” means the approvals by the holders of Class A Common Stock and Class B Common Stock that are required under the listing standards of Nasdaq (and any successor thereto and any other Trading Market on which the Class A Common Stock is listed), including Nasdaq Stock Market Rule 5635(b) and Rule 5635(d), to approve the issuance of Class A Common Stock upon conversion or payment of dividends, as the case may be, of shares of the Series A Preferred Stock of the Corporation and the exercise of the Warrants (the “20% Approval”), and approval of the Charter Amendment, in each case subject to the minimum required approval pursuant to the Certificate of Incorporation, the Bylaws, Nasdaq or applicable law.
“Subsidiary” means any corporation at least fifty (50%) percent of whose outstanding voting stock or equity shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries.
“Trading Day” means a day on which the Class A Common Stock is traded on a Trading Market.
“Trading Market” means the principal U.S. national securities exchange (as defined in the Exchange Act) on which the Class A Common Stock is then listed or quoted for trading on the date in question, including, without limitation, Nasdaq, NYSE/Euronext, BATS, or if such Class A Common Stock is not listed or quoted on any of the foregoing, then the OTCBB, OTCQB or such other over the counter market in which such Class A Common Stock is principally traded.
Section 2.Designation and Number of Shares. The series of non-voting preferred stock created hereby shall be designated as the Corporation’s Series B Participating Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of authorized shares so designated and constituting the Series B Preferred Stock shall be [] shares, which number may be increased or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board.
Section 3.Ranking. The Series B Preferred Stock will rank, with respect to dividends and distributions upon Liquidation: (a) on a parity basis with all Parity Securities; (b) junior to all Senior Securities; and (c) senior to all Junior Securities.
Section 4.Dividends.
(a)If at any time dividends are declared by the Board on the shares of Class A Common Stock, the Holders of shares of Series B Preferred Stock shall have a right to such dividends on the Class A Common Stock, payable on each share of Series B Preferred Stock as if all shares of such Series B Preferred Stock held by the Holder had been converted into Class A Common. In furtherance thereof, subject to applicable law and the rights, if any, of the holders of any outstanding series of Senior Securities, the Holders shall be entitled to receive and the Corporation shall pay, with respect to each share of Series B Preferred Stock, solely when, as and if declared on the shares of Class A Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor, the same dividends and other distributions in cash, stock or property of the Corporation as are declared with respect to the Class A Common

Stock, in the same amount per share, in the same manner, and together with the Class A Common Stock as a single class and on a pro rata basis.
(b)The Corporation shall declare a dividend or distribution on the shares Series B Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Class A Common Stock. For the avoidance of doubt, nothing in this Section 4 shall require the Board to declare any dividends or distributions on the shares of Class A Common Stock or, except to the extent the Board determines to declare a dividend or distribution on the shares of Class A Common Stock, on the shares of Series B Preferred Stock.
(c)Except as set forth in this Section 4 or in connection with a Liquidation, the Holders shall not be entitled to payment of dividends or distributions in respect of shares of Series B Preferred Stock.
Section 5.Voting Rights.
(a)Except as required by applicable law or as expressly set forth in this Section 5, the Holders shall not have voting rights with respect to the Series B Preferred Stock and shall not be entitled to vote on any matters presented to stockholders of the Corporation.
(b)In addition to any vote required by applicable law, the consent of Holders owning at least a Majority of the Series B Preferred Stock, voting separately as a single class with one (1) vote per share of Series B Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for such purpose, shall be necessary to:
(i)authorize, create or issue, or increase the number of authorized or issued shares of, or reclassify any Parity Securities or Senior Securities; or
(ii)amend, alter or repeal any provision of this Certificate of Designations, the Certificate of Incorporation, or the Bylaws in a manner adverse to the rights, preferences or privileges of the Series B Preferred Stock.
Section 6.Liquidation. Subject to applicable law and the rights, if any, of the holders of any Senior Securities, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the Holders of shares of Series B Preferred Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation, in the same amount per share and in the same manner as holders of Class A Common Stock, and together with the Class A Common Stock as a single class and on a pro rata basis.
Section 7.Conversion.
(a)Effective as of the date the 20% Approval has been duly obtained (the “20% Approval Date”), each share of Series B Preferred Stock shall be automatically converted into, and the Corporation shall issue to each Holder in exchange therefor, one (1) share of Class A Common Stock (the “Automatic Conversion”); provided, however, that notwithstanding anything in this Certificate of Designations to the contrary, no Holder shall have the right to acquire or be issued shares of Class A Common Stock, whether pursuant to a purchase, dividend, conversion, issuance or otherwise, and the Corporation shall not effect any conversion of the Series B Preferred Stock, or otherwise issue shares of Class A Common Stock to a Holder, in each case to the extent that after giving effect to such purchase, dividend, conversion or issuance, the Beneficial Ownership of the Holder (together with the Holder’s Affiliates and any other Persons whose beneficial ownership of Class A Common Stock would be aggregated with the

Holder’s beneficial ownership for purposes of Section 13(d) of the Exchange Act) would exceed the Ownership Cap.
(b)In the event the issuance of Class A Common Stock pursuant to Section 7(b) above would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap, then:
(i)first, the Corporation shall issue to the Holder, pursuant to Section 7(a), a number of shares of Class A Common Stock that would cause such Holder’s Beneficial Ownership to equal, but not exceed, the Ownership Cap; and
(ii)second:
(A)following the 20% Approval Date, the Corporation shall issue to the Holder for each remaining share of Series B Preferred Stock outstanding one (1) share of Non-Voting Class C Common Stock.
(c)To the extent that the limitation contained in this Section 7(b) applies, the determination of whether the issuance of Class A Common Stock in connection with a conversion would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap and the number of shares of Class A Common Stock, if any, that may be issued (taking into account (i) the rules and regulations of Nasdaq and (ii) other securities owned by such Holder, its Affiliates and any other Persons whose beneficial ownership of Class A Common Stock would be aggregated with the Holder’s beneficial ownership for purposes of Section 13(d), as applicable) shall be calculated by the Company and such calculation shall be shared with the Holder; provided, that the Corporation shall be permitted to rely on all information provided by the Holder, and the Corporation shall have no obligation to verify or confirm the accuracy of such information. In addition, group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation shall provide each Holder of the then-outstanding Series B Preferred Stock with written notice of the Automatic Conversion, within thirty (30) days following the Charter Amendment Approval Date, along with (i) the Charter Amendment Approval Date and (ii) the number of shares of Class A Common Stock and Non-Voting Class C Common Stock, as applicable, into which the Holder’s Series B Preferred Stock is to be converted, which for the avoidance of doubt shall be an equal number of shares (the “Automatic Conversion Notice”). Upon delivery to a Holder of (x) a certificate evidencing the number of shares of Class A Common Stock and Non-Voting Class C Common Stock set forth in the Automatic Conversion Notice, (y) evidence of such conversion in book entry form through electronic delivery to the Holder’s account at the Depository Trust Company or a similar organization or (z) a book entry credit on the Direct Registration System of the Corporation’s transfer agent, the Holder’s Series B Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation.
Section 8.Change of Control. In the event of a Change of Control of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), immediately prior to the Closing of such merger or consolidation, each share of Series B Preferred Stock held by the Holders shall be converted into a share of Class A Common Stock, and shall receive the same consideration in the same amount per share and in the same manner as all Class A Common Stock.
Section 9.Miscellaneous.
(a)Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock, shares of Non-Voting Class C Common Stock, shares of Class A

Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities, if any. However, in the case of conversion of Series B Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, shares of Non-Voting Class C Common Stock, shares of Class A Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series B Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Preferred Stock, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Class A Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns as they deem necessary to meet their withholding obligations, and, to the extent the applicable Holder has not contributed to the Corporation an amount in cash equal to the full amount of any such withholding as provided for in this Section 9(a), may sell all or a portion of such withheld Class A Common Stock by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. The Corporation and the Holders shall use commercially reasonable efforts to cooperate with such other person to reduce or eliminate (including by obtaining a refund of) such deduction or withholding. Upon reasonable request in writing by the Corporation, the Holders shall provide the Corporation (and any applicable withholding agent) with any relevant tax forms, including an IRS Form W-9 or an applicable IRS Form W-8. To the extent that the Corporation is required to pay a taxing authority any amounts deducted or withheld in respect of the Preferred Stock or the Class A Common Stock other than in respect of a cash payment being made on the Preferred Stock or the Class A Common Stock pursuant to this agreement from which taxes may be deducted or withheld, the applicable Holder in respect of whom such withholding is required to be made shall timely contribute to the Corporation an amount in cash equal to the full amount of any such withholding taxes required to be paid before the date such taxes are required to be remitted to the relevant taxing authority. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 9(a), such amounts shall be treated for all purposes of this agreement as having been distributed to the Holders in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary contained in this Section 9(a), unless there has been a change in applicable law after the date of this Certificate of Designations or a “determination” (as defined in Section 1313(a) of the U.S. Internal Revenue Code, as amended (the “Code”)) to the contrary, (i) it is intended that the Series B Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder and (ii) no Holder shall be required to include in income as a dividend (including any deemed dividend) for U.S. federal income tax purposes any income or gain in respect of the Series B Preferred Stock unless and until dividends are declared and paid in cash in respect of such Series B Preferred Stock; provided, that if the Corporation or an applicable withholding agent deducts or withholds from any payment or deemed dividend to a Holder as a result of treating the Series B Preferred Stock as “preferred stock” for purposes of Section 305 of the Code, the sum payable by the Corporation or an applicable withholding agent shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9(a)), the applicable Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Uncertificated Shares. The Corporation shall issue the Series B Preferred Stock in uncertificated form. As long as DTC or its nominee is the registered owner of the Series B Preferred Stock, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all shares of Series B Preferred Stock for all purposes under the instruments governing the rights and obligations of holders of shares of Series B Preferred Stock. If DTC discontinues providing its services as securities depositary with respect to the shares of Series B Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within ninety (90) days, the Corporation will either print and deliver certificates for the shares of Series B Preferred Stock or provide for the direct registration of the Series A Preferred Stock with the transfer agent for the Series B Preferred Stock.
(c)Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Series B Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series B Preferred Stock so converted, redeemed, repurchased or acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such conversion, redemption, repurchase or acquisition. Any share of Series B Preferred Stock so converted, redeemed, repurchased or acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Series B Preferred Stock.
(d)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, addressed to the Corporation, at 520 Madison Ave., 26th Floor, New York, New York 10022, Attention: General Counsel or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(d). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.
(e)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.
(f)Record Holders. Subject to Section 9(b), to the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
(g)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(h)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.
(i)Severability. The provisions of this Certificate of Designations shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Certificate of Designations, or the application thereof to any Person or any circumstance, is found by a court or other governmental authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Certificate of Designations and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Certificate of Designations is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
(j)Other Rights. The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer this [] day of [], 2024.
ALTI GLOBAL, INC.
By:
Name:
Title: